Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

March 30, 2020

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, NY 10022

Re: Offering of Senior Notes

Ladies and Gentlemen:

We have acted as special counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of $650,000,000 aggregate principal amount of its 4.750% Senior Notes due 2030 (the “Notes”), pursuant to that certain Terms Agreement, dated March 26, 2020, by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein (the “Underwriters”). The Notes were issued pursuant to a Senior Debt Indenture, dated as of March 2, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Ninth Supplemental Indenture, dated as of March 30, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Notes Indenture”), between the Company and the Trustee. The Notes are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with that certain Registration Statement on Form S-3 (No. 333-230666), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2019 (the “Registration Statement”) and the related prospectus contained in the Registration Statement, as supplemented by the final prospectus supplement relating to the Notes, dated March 26, 2020, filed with the Commission pursuant to Rule 424 under the Securities Act (as so supplemented, the “Prospectus”).

We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Notes Indenture, (iv) certified copies of the certificate of incorporation and by-laws of the Company, (v) the Terms Agreement, (vi) the form of global certificate evidencing the Notes, (vii) a certificate of the Secretary of the Company, dated March 30, 2020, including the exhibits thereto, (viii) a certificate, dated March 26, 2020, and a facsimile bringdown thereof, dated March 30, 2020, from the Office of the Secretary of the State of Delaware as to the existence and good standing in the State of Delaware of the Company and (vii) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

NEW YORK    WASHINGTON    HOUSTON    PALO ALTO    SAN FRANCISCO    PARIS    LONDON    FRANKFURT    BRUSSELS    MILAN     ROME

The Interpublic Group of Companies, Inc.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due organization, valid existence and good standing of all parties (other than the Company) under all applicable laws; (iv) the legal right and power of all parties (other than the Company) under all applicable laws and regulations to enter into, execute and deliver such documents, agreements and instruments; (v) the due authorization, execution and delivery of the Registration Statement and due authorization of all documents, agreements and instruments (including the Notes Indenture) by all parties thereto (other than the Company) and the binding effect of such documents, agreements and instruments on all parties (other than the Company); (vi) that all consents, approvals and authorizations by any governmental authority required to be obtained by all parties (other than the Company) have been obtained by such parties; and (vii) the capacity of natural persons. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes have been duly authorized and, when they have been duly executed and authenticated in accordance with the provisions of the Notes Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Terms Agreement, will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Notes Indenture.

We express no opinion as to the enforceability of Section 1.15 of the Base Indenture relating to currency indemnity.

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States as in effect on the date of this letter and typically applicable to transactions of the type contemplated in this letter and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

The opinions set forth above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought, and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Insofar as provisions of any of the documents referenced in this letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

The Interpublic Group of Companies, Inc.

We hereby consent to the use of our name in the Prospectus, under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Notes and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 30, 2020. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP